Exhibit 21
                                          Jurisdiction
Name                                    of incorporation

BioPro Corp.                            Delaware

BioAegean Corp.                         Delaware

Core BioTech Corp.                      Delaware

Hemispherx Biopharma Europe N.V./S.A.   Belgium

Hemispherx Biopharma Europe S.A.        Luxembourg